Exhibit 99.1
Core Natural Resources Reports Third Quarter 2025 Results

Generates net cash provided by operating activities of $87.9 million and free cash flow1 of $38.9 million
Increases cash and cash equivalents by $31.5 million and overall liquidity by $47.5 million
Transitions to a more advantageous reserve area at the West Elk mine
Returns $24.6 million to stockholders via share buybacks and quarterly dividends; $218.3 million returned to stockholders since the capital return program’s launch in February

CANONSBURG, PA (November 6, 2025) - Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported net income of $31.6 million, or $0.61 per diluted share, in the third quarter of 2025. Additionally, Core reported adjusted EBITDA1 of $141.2 million in the quarter, which included Leer South fire extinguishment and idle mine cash costs of $18.4 million and an initial recovery of insurance proceeds related to the Leer South combustion event of $19.4 million. Third quarter revenues totaled $1,002.5 million.

“During Q3, the Core team executed effectively and continued to generate substantial amounts of free cash flow while completing the transition to a more advantageous reserve area at West Elk,” said Jimmy Brock, Core’s chairman and chief executive officer. “In addition, Core significantly expanded its committed sales position – at prices expected to deliver advantageous margins – in both the high calorific value thermal and Powder River Basin segments. While the government shutdown has delayed the planned restart of the Leer South longwall, the operating team is prepared to mobilize as soon as Mine Safety and Health Administration (MSHA) personnel are available.”

“In short, we believe the stage is set for Core to begin to deliver on its full potential as we approach 2026,” Brock said. “Looking ahead, we are sharply focused on achieving operational excellence across our entire mining portfolio while executing in tight alignment with our core values – safety and compliance, continuous improvement, and financial performance.”
Operational and Marketing Update
During the third quarter of 2025, Core’s high calorific value thermal coal segment achieved realized coal revenue per ton sold1 of $59.78, which was modestly lower than in Q2 due principally to customer mix. The segment had cash cost of coal sold per ton1 of $40.53, reflecting higher cash costs at West Elk during the transition to the B-Seam. Looking ahead, Core is anticipating a marked step-up in performance at West Elk due to the B-Seam’s greater thickness and higher coal quality, which should drive relative improvements in realizations and cash costs for the segment as a whole.

In Core’s metallurgical segment during Q3, coal sales totaled 1.9 million tons and thermal byproduct sales totaled 0.4 million tons. The segment achieved realized coal revenue per ton sold1 for coking coal of $112.94 and realized coal revenue per ton sold1 for the metallurgical segment as a whole – inclusive of thermal byproduct sales – of $101.60. The metallurgical segment reported a cash cost of coal sold per ton1 of $94.18 and incurred $18.4 million in costs associated with the extinguishment of combustion-related activity and idle mine costs at Leer South.

In the Powder River Basin (“PRB”) segment, sales volumes totaled 13.0 million tons as coal-based power plants continued to operate at elevated levels in the face of increased U.S. power demand. Realized coal revenue per ton sold1 was $14.09 and cash cost of coal sold per ton1 was $13.04. Both revenues and costs were lower on a quarter-over-quarter basis due in large part to the recently enacted reduction in the royalty rate for federal coal coupled with provisions in many of Core’s existing contracts requiring that cost savings associated with certain policy-related changes be passed along to the customer.

During the quarter, the marketing team entered into commitments across all segments and all periods totaling nearly 26 million tons, at prices projected to provide attractive margins and healthy free cash flow1. Core has now locked in a committed book of 2026 business totaling approximately 17 million tons in the high calorific value thermal segment and approximately 40 million tons in the Powder River Basin segment. To date, Core has entered into commitments for approximately 500,000 tons of coking coal for delivery to North American customers and remains in active negotiations with other potential North American buyers.
Financial, Liquidity, and Capital Return Update
In February, Core announced a new capital return framework targeting the return to stockholders of around 75 percent of free cash flow1, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share.

During Q3 2025, Core generated net cash provided by operating activities of $87.9 million and free cash flow1 of $38.9 million. The company invested $19.4 million to repurchase approximately 271,000 shares at an average share price of $71.77. Year-to-date, Core has now invested a total of $202.6 million to repurchase 2.8 million shares, or roughly 5 percent of total shares outstanding as of the program’s launch, and a total of $218.3 million, inclusive of dividend payments, in Core’s capital return program overall. Year-to-date, Core has returned approximately 100 percent of its free cash flow1 to stockholders via its capital return program. As of September 30, 2025, Core had $797.4 million of remaining authorization under its existing $1.0 billion share repurchase program.

In addition, and in keeping with the tenets of its capital return program, the board declared a $0.10 per share quarterly dividend payable on December 15, 2025, to stockholders of record on November 28, 2025.

“Looking ahead, we expect continued robust free cash flow generation underpinned by rigorous cost control efforts across the entire operating platform, ongoing synergy capture, the anticipated restart of the Leer South longwall, and strong contracted sales positions at our high calorific value thermal and Powder River Basin segments,” said Mitesh Thakkar, Core’s president and chief financial officer.

At September 30, 2025, Core had total liquidity of $995.4 million, including $444.7 million in cash and cash equivalents.
Leer South Update
As previously discussed, the Core team is prepared to reenter the Leer South mine to recover, reposition, and restart the longwall system as soon as the necessary governmental personnel are made available. The Leer South longwall has been idled since January 13, 2025, in the wake of a combustion-related event in a mined-out area of the operation. The operating team is confident that the longwall was largely unaffected by the combustion event.

The Core team appreciates the strong support from federal and state regulatory officials throughout this process. Leer South is a key asset in Core’s operating portfolio and the company expects the restart of the longwall to drive substantially improved contributions from its metallurgical segment in future periods.

Core expects to incur fire extinguishment and idle costs of $15 million to $25 million at Leer South in the fourth quarter of 2025.
Potential Future Opportunity in the Rare Earth Elements and Critical Minerals Arena
Core recently completed a sampling and analysis program at its Black Thunder and Coal Creek mines in collaboration with the University of Wyoming School of Energy Resources. The results demonstrated elevated ash-basis concentrations of certain rare earth elements (“REEs”) and critical minerals (“CMs”), particularly at the top and bottom of the coal seam. The drill core and grab samples from coal seam margins at the Black Thunder mine contained average dry ash-basis concentrations in excess of 1,000 parts per million for total REEs plus scandium, gallium, and germanium. This enrichment at the coal seam margins is consistent with what was observed during the U.S. Department of Energy-sponsored CORE-CM Project and reported by other operators in the Powder River Basin.

While testing at Core’s large-scale eastern operations showed measured ash-basis concentrations somewhat less elevated than at its PRB operations, the large flow rates and readily accessible nature of byproduct streams at Core’s Pennsylvania Mining Complex (“PAMC”), Leer and Leer South operations could offer unique opportunities for further upgrading.
Core is now commencing the next phase of its REE and CM evaluation, which will include an expanded drilling program intended to facilitate additional characterization of the potential resources across the platform. In addition, Core is currently engaging with technology and engineering providers in advance of a potential RFP process in coming months.

Outlook
“With the integration process now nearly complete and the operating portfolio on the cusp of returning to full strength, Core is gearing up for a significant step-change in performance in 2026,” Brock said. “We believe Core’s world-class, low-cost, diverse asset base is unmatched on the global stage, and we fully intend to capitalize on a greatly improved macro and policy environment for coal. We believe Core is uniquely equipped to generate stockholder value in a wide range of market environments and are confident that we are positioned for tremendous growth and success in the years ahead.”

1 - Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures.”

2025 Guidance

	2025
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking[1]	7.4	-	7.8
High C.V. Thermal[2]	29.0	-	31.0
Powder River Basin	47.0	-	49.0
Total	83.4		87.8

Metallurgical (in millions of tons)
Committed, Priced Coking			6.0	$115.45
Committed, Unpriced Coking			1.6
Total Committed Coking			7.6

Metallurgical Cash Cost of Coal Sold per Ton				$93.00 - $97.00

High C.V. Thermal (in millions of tons)
Committed, Priced[3]			30.0	$60.00 - $61.00
Committed, Unpriced			0.0
Total Committed High C.V. Thermal			30.0

High C.V. Thermal Cash Cost of Coal Sold per Ton				$39.00 - $41.00

Powder River Basin[4] (in millions of tons)
Committed, Priced			48.0	$14.46

Powder River Basin Cash Cost of Coal Sold per Ton				$12.75 - $13.25

Corporate (in $ millions)
Capital Expenditures	$260 - $290
Depreciation, Depletion and Amortization	$575 - $600
1 - Excludes thermal byproduct
2 - Includes crossover volumes
3 - Range reflects inclusion of collared commitments
4 - Reflects the expected impact of the recently enacted royalty rate reduction on federal coal leases in the second half of 2025

Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High C.V. Thermal Cash Cost of Coal Sold per Ton and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

Availability of Additional Information
Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Quarterly Report on Form 10-Q (“Form 10-Q”) with the Securities and Exchange Commission (“SEC”) reporting our results for the quarterly period ended September 30, 2025 on November 6, 2025. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.
About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Contacts:

Investor:
Deck Slone, (314) 994-2766
deckslone@coreresources.com

Media:
Erica Fisher, (724) 416-8292
ericafisher@coreresources.com

Condensed Consolidated Statement of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended September 30, 2025 (in thousands):

Three Months Ended September 30, 2025
Cash Flows from Operating Activities:	(Unaudited)
Net Income	$31,598
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	151,006
Other Non-Cash Adjustments to Net Income	(42,876)
Changes in Working Capital	(51,809)
Net Cash Provided by Operating Activities	87,919
Cash Flows from Investing Activities:
Capital Expenditures	(49,297)
Proceeds from Sales of Assets	295
Other Investing Activity	(2,187)
Net Cash Used in Investing Activities	(51,189)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(7,478)
Repurchases of Common Stock	(19,439)
Dividends and Dividend Equivalents Paid	(5,132)
Net Cash Used in Financing Activities	(32,049)
Net Increase in Cash and Cash Equivalents and Restricted Cash	4,681
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	606,900
Cash and Cash Equivalents and Restricted Cash at End of Period	$611,581

Reconciliation of Non-GAAP Financial Measures
We define realized coal revenue as revenues reported in the Consolidated Statements of Income (Loss) less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold. The following table presents a reconciliation by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure, for the three months ended September 30, 2025 (in thousands, except per ton information):

	Three Months Ended September 30, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$514,721	$292,694	$186,366	$19,778	$3,171	$(14,187)	$1,002,543
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs	82,550	66,912	2,830	—	—	—	152,292
Intersegment Terminal Revenues	—	—	—	14,187	—	(14,187)	—
Non-Coal Revenues	—	—	—	5,591	3,171	—	8,762
Segment Realized Coal Revenue	$432,171	$225,782	$183,536	$—	$—	$—	$841,489
Tons Sold	7,229	2,222	13,030
Realized Coal Revenue per Ton Sold	$59.78	$101.60	$14.09
The following table presents a breakdown of the realized coal revenue per ton sold for the metallurgical segment between coking coal and thermal byproduct for the three months ended September 30, 2025 (in thousands, except per ton information):

	Three Months Ended September 30, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$208,986	$16,796	$225,782
Tons Sold	1,850	372	2,222
Realized Coal Revenue per Ton Sold	$112.94	$45.18	$101.60
We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following table presents a reconciliation by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure, for the three months ended September 30, 2025 (in thousands, except per ton information):

	Three Months Ended September 30, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$375,552	$275,222	$172,775	$7,626	$10,484	$(14,187)	$827,472
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	69,704	65,571	2,830	—	—	—	138,105
Cost of Sales from Idled Operations	—	18,375	—	—	5,080	—	23,455
Insurance Reimbursements	—	(19,350)	—	—	—	—	(19,350)
Intersegment Transloading Costs	12,846	1,341	—	—	—	(14,187)	—
Terminal Operating Costs	—	—	—	7,626	—	—	7,626
Other Non-Active Mining Costs	—	—	—	—	5,404	—	5,404
Segment Cash Cost of Coal Sold	$293,002	$209,285	$169,945	$—	$—	$—	$672,232
Tons Sold	7,229	2,222	13,030
Cash Cost of Coal Sold per Ton	$40.53	$94.18	$13.04
We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation and Merger-related expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.
The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for the three months ended September 30, 2025 (in thousands):

	Three Months Ended September 30, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Other and Corporate	Consolidated
Net Income (Loss)	$86,327	$(47,909)	$4,796	$10,754	$(22,370)	$31,598
Income Tax Benefit	—	—	—	—	(52,998)	(52,998)
Interest Expense, net	—	—	—	—	3,028	3,028
Depreciation, Depletion and Amortization	52,842	65,381	8,795	1,398	22,590	151,006
Other Adjustments	—	—	—	—	8,548	8,548
Adjusted EBITDA	$139,169	$17,472	$13,591	$12,152	$(41,202)	$141,182

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company's asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, for the three months ended September 30, 2025 (in thousands):

Three Months Ended September 30,
Net Cash Provided by Operating Activities	$87,919

Capital Expenditures	(49,297)
Proceeds from Sales of Assets	295
Free Cash Flow	$38,917

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “years ahead,” “look forward” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, uncertainties regarding the ability of Core to mine, upgrade, process, and extract REEs and CMs from its existing mines, including uncertainties regarding the financial impacts of such activities; risks related to the recently announced CEO transition; risks related to the prior occurrence of combustion-related activity at Core’s Leer South mine and the risk of future occurrences; the increase in combustion-related gases at Core’s Leer South mine; Core’s ability to resume development work at Leer South with continuous miners and longwall development in accordance with its expected timing; the U.S. Government shutdown and our ability to resume operations at the Leer South mine; deterioration in economic conditions (including continued inflation) or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; alternative steel production technologies that may reduce demand for our coal; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; the risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; our inability to manage our operational footprint in response to changes in demand; failure to obtain or renew surety bonds or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and governance practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws, regulations, tariffs, executive orders or other trade measures; our inability to find suitable joint venture partners or acquisition targets or integrating the operations of future acquisitions into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the company and Arch Resources, Inc. will not be integrated successfully; the risk that the anticipated benefits of the merger may not be realized or may take longer to realize than expected; the risks related to new or existing tariffs and other trade measures; and other unforeseen factors.

All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.